Exhibit to Accompany
Item 77J (b)
Form N-SAR

ICAP Funds, Inc.
( the "Fund")


According to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Fund is required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at June 30, 1999, reclassifications were recorded to increase undistributed net investment income by $2,015, $2,015, $46 and $0; decrease accumulated net realized gain on investments by $0, $0, $46 and $0; and decrease paid-in-capital in excess of par by $2,015, $2,015, $0 and $0 for the Discretionary Equity, Equity, Euro Select Equity and Select Equity Portfolios, respectively.

This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.

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8/22/99